Exhibit 99.1

Celldex Therapeutics Reports Third Quarter and Nine Month 2009 Financial Results

NEEDHAM, Mass.--(BUSINESS WIRE)--November 4, 2009--Celldex Therapeutics, Inc. (NASDAQ: CLDX) today reported financial results for the third quarter and nine-month period ended September 30, 2009. Celldex reported a net loss of $7.2 million, or $0.45 per share, for the third quarter of 2009 compared to a net loss of $7.7 million, or $0.49 per share, for the third quarter of 2008. For the nine months ended September 30, 2009, Celldex reported a net loss of $23.6 million, or $1.49 per share, compared to a net loss of $40.0 million, or $2.92 per share, for the nine months ended September 30, 2008. At September 30, 2009, Celldex reported cash and cash equivalents of $26.0 million. At September 30, 2009, CuraGen Corporation, which Celldex acquired on October 1, 2009, had cash and investments of $70.3 million and 4% convertible subordinated debt of $12.5 million, due in February 2011.

“Celldex has made tremendous progress on key strategic initiatives in 2009,” said Anthony S. Marucci, President and Chief Executive Officer. “With the successful completion of the CuraGen acquisition, we added an exciting portfolio of oncology-focused antibodies to our pipeline and significantly strengthened our balance sheet. In the clinic, we have accrued the required 60 patients to the ACT III study for CDX-110 [PF-04948569] and we have further strengthened our pipeline—reporting positive data from Phase 1 studies of CDX-1307 in difficult to treat epithelial cancers and initiating a Phase 1/2 study of CDX-1401 in patients with malignant solid tumors. Both of these candidates originated from our Precision Targeted Immunotherapy Platform and utilize our novel antibody-based vaccine technology to deliver vaccine directly to cancer-associated targets in the body. Looking forward, we will continue the momentum, advancing ongoing studies and initiating a Phase 2 study of CDX-1307 in bladder cancer in the first quarter of 2010.”

Third quarter and recent highlights:

  Completed the acquisition of CuraGen which provides a pipeline of oncology-focused antibodies, as well as a cash balance of approximately $70.3 million ($57.8 million net of CuraGen’s convertible debt of $12.5 million).
  Initiated a dose-escalating Phase 1/2 clinical trial of CDX-1401 aimed at determining the optimal dose for further development based on the safety, tolerability, and immunogenicity of the vaccine. The trial will evaluate three different doses of the vaccine in combination with resiquimod, an activator of toll-like receptors 7 and 8. The study will accrue approximately 36 patients with solid tumor cancers expressing the NY-ESO-1 antigen and will follow each subject for six months post-treatment.
  Announced positive results from Phase 1 studies of CDX-1307, the first candidate from Celldex’s Precision Targeted Immunotherapy Platform, in patients with advanced epithelial cancers, including breast, colon and pancreatic cancer at the 24th Annual Meeting of the International Society for Biological Therapy of Cancer (iSBTc) in Washington, D.C. last week.
    CDX-1307, in combination with select TLR agonists, significantly enhanced immune responses against hCG- β, providing strong humoral responses in 88% of patients and cellular immune responses in 57% of patients. Immune responses occurred even in the presence of high circulating levels of hCG-β, suggesting that CDX-1307 can overcome antigen tolerance in the most advanced, heavily pretreated cancers
    Nine patients in the studies experienced stable disease from 2.3 months to 11.4 plus months following the initiation of CDX-1307 vaccination
    Data provide the basis for advancing CDX-1307 into a Phase 2 study in patients with newly diagnosed bladder cancer which frequently expresses hCG-β and represents a clear unmet medical need
  Continued to advance, in partnership with Pfizer, the development of lead candidate CDX-110 in Phase 2 studies in glioblastoma multiforme. CDX-110 is an immunotherapy that targets the tumor specific molecule called EGFRvIII, a functional variant of the epidermal growth factor receptor (EGFR).

CuraGen Acquisition Financial Details

On October 1, 2009, CuraGen Corporation (“CuraGen”), a former publicly-traded company, merged with a wholly-owned subsidiary of Celldex (the “CuraGen Merger”) in accordance with a definitive merger agreement dated May 28, 2009 (the “CuraGen Merger Agreement”) and as approved at special meetings of Celldex’s and CuraGen’s shareholders on September 30, 2009. In connection with the CuraGen Merger, Celldex (i) issued 0.2739 shares of Celldex in exchange for each share of outstanding CuraGen common stock, plus cash in lieu of fractional shares (the “CuraGen Exchange Ratio”) (Celldex issued a total of 15,722,713 shares of Celldex common stock to the former stockholders of CuraGen), (ii) assumed all of the CuraGen stock options outstanding under the CuraGen 2007 Stock Plan, or options exercisable into 931,315 shares of Celldex common stock, and (iii) CuraGen, as a wholly-owned subsidiary of Celldex, retained its obligation for the $12.5 million in CuraGen 4% convertible subordinated debt due in February 2011. Accordingly, the results of operations of CuraGen will be included in the results of operations of Celldex beginning October 1, 2009.

Further Financial Highlights

The net loss of $7.2 million for the third quarter of 2009 represents a decrease of $0.5 million when compared to the net loss for the same period in 2008 and is primarily due to an increase in revenue, partially offset by an increase in operating expense and a decrease in investment income. R&D expense in the third quarter of 2009 increased by $0.6 million compared to R&D expense in 2008 due primarily to increased personnel-related expenses, laboratory materials and services, and royalty expense and license fees. G&A expenses in the third quarter of 2009 decreased by $0.3 million to $3.9 million as compared to $4.2 million in 2008, primarily due to a decrease in personnel-related expenses in 2009. G&A expenses for this quarter included approximately $2.3 million, or $0.15 per share, of transaction expenses recorded in connection with the CuraGen acquisition. The decrease in cash and cash equivalents of $5.6 million from June 30, 2009 includes one-time cash payments of $0.8 million for CuraGen merger-related costs.

The net loss of $23.6 million for the first nine months of 2009 represents an improvement of $16.4 million when compared to the net loss for the same period in 2008, primarily due to the non-cash charge of $14.8 million for purchased in-process R&D recorded in 2008. R&D expense in the first nine months of 2009 increased by $5.0 million compared to R&D expense in 2008 due primarily to the combined operations of AVANT and Celldex for the full nine-month period in 2009, including increased personnel-related expenses, royalty and license fee expenses, clinical trials costs for CDX-110 and CDX-1307 and facility-related costs. G&A expenses decreased by $1.1 million to $10.7 million in 2009 as compared to G&A expense of $11.8 million in the first nine months of 2008, primarily due to reduced personnel-related expenses.

Revenues for the first nine months of 2009 increased by $6.0 million compared with revenues for 2008. The increase in product development and licensing revenue in 2009 primarily reflects recognition of $3.9 million in Pfizer deferred revenue related to CDX-110 in 2009. The increase in contracts and grants revenue in 2009 compared to 2008 primarily reflects revenues for work performed for Rockefeller University. In 2009, Celldex also recognized $5.1 million in product royalty revenue related to offsetting royalty expense payable to Cincinnati Children’s Hospital.

As of September 30, 2009, which was prior to the closing of the CuraGen Merger, Celldex had approximately 15.9 million shares outstanding.

Important Information Related to Celldex’s Financial Results

On March 7, 2008, privately-held Celldex Therapeutics, Inc. completed its merger with a wholly-owned subsidiary of AVANT Immunotherapeutics, Inc. and, effective October 1, 2008, AVANT changed its name to Celldex Therapeutics, Inc. In connection with the AVANT/Celldex merger, the Company implemented a 1-for-12 reverse stock split of its common stock on March 7, 2008. The merger was accounted for using the purchase method of accounting and was treated as an acquisition by Celldex of AVANT, with Celldex being considered the accounting acquirer even though AVANT was the issuer of common stock and surviving legal entity in the transaction. Because Celldex was determined to be the acquirer for accounting purposes, the historical financial statements of Celldex became the historical financial statements of the Company. Accordingly, the financial statements of the Company prior to the merger reflect the financial position, results of operations and cash flows of pre-merger, privately-held Celldex only.

About Celldex Therapeutics, Inc.

Celldex Therapeutics is an integrated biopharmaceutical company that applies its comprehensive Precision Targeted Immunotherapy Platform to generate a pipeline of candidates to treat cancer and other difficult-to-treat diseases. Celldex’s immunotherapy platform includes a complementary portfolio of monoclonal antibodies, antibody-targeted vaccines and immunomodulators to create novel disease-specific drug candidates. For more information, please visit http://www.celldextherapeutics.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including those related to the Company’s strategic focus and the future development and commercialization of CDX-110, CDX-1307, Ty800, CDX-1135 (formerly TP10), CDX-1401 and other products. Forward-looking statements reflect management's current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to, our ability to successfully integrate the businesses, multiple technologies and programs of CuraGen and Celldex; our ability to adapt APC Targeting TechnologyTM to develop new, safe and effective vaccines against oncology and infectious disease indications; our ability to successfully complete product research and further development of our programs; the uncertainties inherent in clinical testing; our ability to manage research and development efforts for multiple products at varying stages of development; Pfizer’s and our strategy and business plans concerning the continued development and commercialization of CDX-110; the timing, cost and uncertainty of obtaining regulatory approvals; the failure of the market for the Company's programs to continue to develop; the inability to obtain additional capital; the inability to protect the Company’s intellectual property; the loss of any executive officers or key personnel or consultants; competition; changes in the regulatory landscape or the imposition of regulations that affect the Company’s products; and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including the Company's Form 10-K for the fiscal year ended December 31, 2008, and its Forms 10-Q and 8-K.

-table follows-

CELLDEX THERAPEUTICS, INC.
(In thousands, except share and per share amounts)

CONSOLIDATED STATEMENTS	Quarter		Nine Months
OF OPERATIONS DATA	Ended September 30,		Ended September 30,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)
REVENUE
Product Development and
Licensing Agreements	$1,339	$1,245	$4,338	$2,236
Contracts and Grants	799	138	939	419
Product Royalties	1,892	975	5,170	1,812

Total Revenue	4,030	2,358	10,447	4,467

OPERATING EXPENSE
Research and Development	7,241	6,626	23,729	18,743
General and Administrative	3,850	4,206	10,701	11,825
Gain on Sale of Assets	-	-	(604)	-
Charge for Purchased In-Process
Research and Development	-	-	-	14,756
Amortization of Acquired Intangible Assets	95	104	286	257

Total Operating Expense	11,186	10,936	34,112	45,581

Operating Loss	(7,156)	(8,578)	(23,665)	(41,114)

Investment and Other Income
(Expense), Net	(18)	922	83	1,067

Net Loss	$(7,174)	$(7,656)	$(23,582)	$(40,047)

Basic and Diluted Net Loss per
Common Share	$(0.45)	$(0.49)	$(1.49)	$(2.92)
Weighted Average Common
Shares Outstanding	15,879	15,708	15,844	13,695

CONDENSED CONSOLIDATED
BALANCE SHEETS			September 30,	December 31,
			2009	2008
			(Unaudited)
ASSETS
Cash and Cash Equivalents			$25,985	$44,257
Other Current Assets			2,025	2,819
Property and Equipment, net			12,015	13,567
Intangible and Other Assets, net			8,077	9,150
Total Assets			$48,102	$69,793

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities			$14,107	$14,101
Long-Term Liabilities			36,235	37,558
Stockholders' (Deficit) Equity			(2,240)	18,134
Total Liabilities and Stockholders' Equity			$48,102	$69,793

CONTACT:
Celldex Therapeutics, Inc.
Anthony S. Marucci, 781-433-0771
President and CEO
or
Avery W. Catlin, 781-433-0771
Chief Financial Officer
IR@celldextherapeutics.com
or
For Media:
BMC Communications Group
Matthew Driscoll, 212-477-9007 x20
mdriscoll@bmccommunications.com